Exhibit 10.1

AMENDMENT TO
CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This Amendment to Change of Control Employment Agreement is by and between Lennox International Inc., a Delaware corporation (the “Company”), and ________________________ (the “Executive”), dated as of the 7th day of December, 2007.

WHEREAS, the Company and the Executive executed that certain Change of Control Employment Agreement dated as of ___________________ (as amended from time to time, the “Agreement”; capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement); and

WHEREAS, Section 409A of the Internal Revenue Code (“Section 409A”) imposes new requirements for certain nonqualified deferred compensation arrangements; and

WHEREAS, the Internal Revenue Service in April 2007 published final regulations under Section 409A; and

WHEREAS, the Company has determined that amending certain of the Company’s plans, agreements and programs containing nonqualified deferred compensation arrangements is necessary to comply with the new requirements under Section 409A; and

WHEREAS, Executive and the Company desire that certain changes be made to the Agreement to comply with the new requirements under Section 409A.

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree has follows:

1. Annual Bonus. Section 2(b)(ii) of the Agreement shall be revised and replaced with the provision set forth below:

“(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year or portion thereof during the Employment Period, an annual bonus (the “Annual Bonus”) in cash equal to the greater of (A) the greatest dollar amount of annual bonus paid or awarded to or for the benefit of the Executive in respect of any of the preceding three fiscal years or (B) an amount comparable to the annual bonus awarded to other Company executives taking into account Executive’s position and responsibilities with the Company, prorated in the case of either (A) or (B) for any period consisting of less than twelve full months. The Annual Bonus awarded for a particular fiscal year shall be paid no later than the fifteenth day of the third month following the end of such year.”

2. Obligations of the Company Upon Termination. Section 4 of the Agreement shall be revised and replaced with the provision set forth below:

“4. Obligations of the Company Upon Termination.

(a) Good Reason or During a Window Period; Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason or his employment shall be terminated for any reason during a Window Period:

(i) the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

A. in a lump sum in cash, undiscounted, an amount equal to the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the product of (x) the highest Annual Bonus paid or awarded to or for the benefit of Executive during the three fiscal years preceding the Date of Termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, (3) any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon) and (4) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligation”);

B. in a lump sum in cash, undiscounted, an amount equal to the sum of (1) one and one-half times the Annual Base Salary, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three times the Annual Base Salary and (2) one and one-half times the highest Annual Bonus paid or awarded to or for the benefit of the Executive, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three times the highest Annual Bonus paid or awarded to or for the benefit of the Executive during the three fiscal years preceding the Date of Termination;

C. an additional one and one-half Years of Vesting Service and Years of Credited Service, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, an additional three Years of Vesting Service and Years of Credited Service, as well as an incremental one and one-half years added to the Executive’s age, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three years added to Executive’s age, for purposes of the Company’s Supplemental Retirement Plan and Profit Sharing Restoration Plan;

D. in a lump sum in cash, undiscounted, an amount equal to the sum of (1) one and one-half times the Annual Base Salary, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three times the Annual Base Salary and (2) one and one-half times the highest Annual Bonus paid or awarded to or for the benefit of the Executive, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three times the highest Annual Bonus paid or awarded to or for the benefit of the Executive during the three fiscal years preceding the Date of Termination (the amounts in this clause D. to reflect the equity component of Executive’s overall compensation);

E. in a lump sum in cash, undiscounted, an amount equal to the sum of (1) 15% of the Annual Base Salary (this amount being paid in lieu of the provision of out placement services) and (2) three times 15% of the Annual Base Salary that would have been paid or awarded to or for the benefit of the Executive during the fiscal year that includes the Date of Termination (this amount to reflect the perquisites component of Executive’s overall compensation);

F. effective as of the Date of Termination, (x) immediate vesting and exercisability of, termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to and treatment of any performance goals as having been satisfied at the highest possible level with respect to each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a “Compensatory Award”) that is outstanding as of a time immediately prior to the Date of Termination, (y) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (1) the third anniversary of the Date of Termination or (2) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the second anniversary of the Employment Effective Date.

(ii) for the eighteen month period, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, three-year period commencing with the Date of Termination, and in the case of medical and health benefits for the COBRA continuation period commencing thereafter, the Company shall continue medical and health benefits and group life and supplemental group life benefits to the Executive and/or the

Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement if the Executive’s employment had not been terminated (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”); provided that any such reimbursement payment by the Company pursuant to this Section 4(a)(ii) shall be made on or before the last day of the calendar year immediately following the calendar year in which any such expense was incurred. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the second anniversary, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, third anniversary of Executive’s Date of Termination and to have retired on such date; and

(iii) the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their families on the Employment Effective Date (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(iv) Notwithstanding anything in this Agreement or any applicable plan or plans to the contrary, if the Executive’s employment is terminated by the Company (other than for Cause, death or Disability), or if the Executive’s employment is terminated by the Executive for Good Reason or for any reason other than death during a Window Period, then any payment, distribution, issuance, or other receipt of any benefit pursuant to Section 4(a)(i) or 4(a)(iii) shall be paid on the date six months, two days after the Date of Termination.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, and other than during a Window Period in which event the provisions of Section 4(a) shall govern and the Executive shall be entitled to the amounts and benefits set forth therein, this Agreement shall terminate and the Company shall be obligated to pay to the Executive’s legal representatives under this Agreement the greater of:

(i) such benefits as would be provided to Executive under the Existing Agreement to the extent not previously paid; or

(ii) The aggregate of the following:

(A) the payment of the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination),

(B) the payment of an amount equal to the Annual Salary that would have been paid to the Executive pursuant to this Agreement for the period beginning on the Date of Termination and ending on the first anniversary thereof if the Executive’s employment had not terminated by reason of death (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination),

(C) the timely payment or provision of the Welfare Benefit Continuation and Other Benefits and

(D) effective as of the Date of Termination, (x) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every Compensatory Award outstanding as of a time immediately prior to the Date of Termination, (y) the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (I) the second anniversary, if the Date of Termination occurs before the third anniversary of Executive’s employment with the Company or, if thereafter, third anniversary of the Date of Termination or (II) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the second anniversary of the Employment Effective Date.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, and other than during a Window Period in which event the provisions of Section 4(a) shall govern and the Executive shall be entitled to the amounts and benefits set forth therein, this Agreement shall terminate and the Company shall be obligated to pay to the Executive, the greater of

(i) such benefits as would be provided to Executive under the Existing Agreement to the extent not previously paid; or

(ii) The aggregate of the following:

(A) the payment of the Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination),

(B) the payment of an amount equal to the Annual Salary that would have been paid to the Executive pursuant to this Agreement for the period beginning on the Date of Termination and ending on the first anniversary thereof if the Executive’s employment had not terminated by reason of Disability (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination),

(C) the timely payment or provision of the Welfare Benefit Continuation and Other Benefits and

(D) effective as of the Date of Termination, (x) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every Compensatory Award outstanding as of a time immediately prior to the Date of Termination, (y) the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (I) the third anniversary of the Date of Termination or (II) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the second anniversary of the Employment Effective Date.

(d) Cause; Other than for Good Reason or During a Window Period . If the Executive’s employment shall be terminated for Cause during the Employment Period, and other than during a Window Period in which event the provisions of Section 4(a) shall govern and the Executive shall be entitled to the amounts and benefits set forth therein, this Agreement shall terminate without further obligations under this Agreement to the Executive other than for Accrued Obligations. If the Executive terminates employment during the Employment Period other than for Good Reason and other than during a Window Period, this Agreement shall terminate without further obligations to the Executive, other than for the payment of Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.”

3. Full Settlement; Resolution of Disputes. Section 6(a) of the Agreement shall be revised and replaced with the provision set forth below:

“(a) The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (unless the Executive’s claim is found by a court of competent jurisdiction to have been frivolous) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (other than Section 8 hereof) or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the Applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code; provided that any such reimbursement payment by the Company pursuant to this sentence shall be made on or before the last day of the calendar year immediately following the calendar year in which any such fee or expense was incurred.”

4. Certain Additional Payments by the Company. Section 7(b) of the Agreement shall be revised and replaced with the provision set forth below:

“(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm (the “Accounting Firm”). In the event that the Accounting Firm has served, at any time during the two years immediately preceding a Change of Control Date, as accountant or auditor for the individual, entity or group that is involved in effecting or has any material interest in the Change of Control, the Executive, at his option, shall appoint another nationally recognized accounting firm to make the determinations and perform the other functions specified in this Section 7 (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company, the Accounting Firm shall make all determinations required under this Section 7, and shall provide to the Company and the Executive a written opinion (the “Accounting Opinion”) setting forth such determinations, together with detailed supporting calculations, as to whether an Excise Tax is due and payable by the Executive and if so, the amount thereof, or as to whether no Excise Tax is payable by the Executive and that failure to report the Excise Tax on the Executive’s applicable Federal income tax return would not result in imposition of a negligence or similar penalty. . Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive on or before the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes. Subject to the remainder of this Section 7, any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 7(c) that the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive no later than the end of the calendar year immediately following the calendar year in which the Executive has paid the Underpayment.”

5. Miscellaneous. Section 11(i) shall be added as set forth below:

(i) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner to give effect to such intention. The parties shall, if necessary, amend the terms of this Agreement to the limited extent necessary in order to comply with the requirements of Section 409A. Each payment due hereunder will be considered to be separate payments due to Executive and not one of a series of payments for purposes of Section 409A.”

6. Other Provisions Not Changed. The Agreement, except as modified in this Amendment to Change of Control Employment Agreement, shall be and remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LENNOX INTERNATIONAL INC.

By:

Name:
Title:

EXECUTIVE

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